SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): June 18, 1999



                       SOUTHERN CALIFORNIA EDISON COMPANY
             (Exact name of registrant as specified in its charter)



            CALIFORNIA                      001-2313             95-1240335
(State of principal jurisdiction of     (Commission file      (I.R.S. employer
  incorporation of organization)             number)         identification no.)



                            2244 Walnut Grove Avenue
                                 (P.O. Box 800)
                           Rosemead, California 91770
          (Address of principal executive offices, including zip code)

                                  626-302-1212
              (Registrant's telephone number, including area code)


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Items 1  through  4, 6, and 8 through 9 are not  included  because  they are not applicable.

Item 5.  Other Events

Navajo Nation Lawsuit

         On June 18, 1999, Southern California Edison Company ("SCE"), a subsidiary of Edison International, was served with a complaint filed by the Navajo Nation in the United States District Court for the District of Columbia against Peabody Holding Company and certain of its affiliates ("Peabody"), Salt River Project Agricultural Improvement and Power District, and SCE. The complaint asserts claims against the defendants for, among other things, violations of the federal RICO statute, interference with fiduciary duties and contractual relations, fraudulent misrepresentation by nondisclosure, and various contract-related claims. Peabody supplies coal from mines on Navajo Nation lands to SCE's Mojave Generating Station. The complaint claims that the defendants' actions prevented the Navajo Nation from obtaining the full value in royalty rates for the coal. The complaint seeks damages of not less than $600 million, trebling of that amount, and punitive damages of not less than $1 billion, as well as a declaration that Peabody's lease and contract rights to mine coal on Navajo Nation lands should be terminated. SCE believes that the claims against it in the Navajo Nation's complaint are without merit. SCE's response to the complaint is due on September 9, 1999.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements of Businesses Acquired.  Not applicable

(b)      Pro Forma Financial Information.  Not applicable

(c)      Exhibits.  None





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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                SOUTHERN CALIFORNIA EDISON COMPANY
                                           (Registrant)



                                        KENNETH S. STEWART

                         -------------------------------------------------
                                        KENNETH S. STEWART
                         Assistant General Counsel and Assistant Secretary


July 2, 1999